Exhibit 99.1

For Immediate Distribution	Investor Relations Contact:
November 1, 2007	Brandon Pugh
(571) 434-5659
brandon.pugh@neustar.biz

Media Contact:
Marc Abshire
(571) 434-5151
marc.abshire@neustar.biz
NeuStar Reports Results for Third Quarter 2007
Increases profitability and transaction guidance
STERLING, VA, November 1, 2007 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced results for the quarter ended September 30, 2007 and provided revenue, profitability and local number portability transaction guidance for the full year 2007.
Summary of Third Quarter Results
Revenue totaled $110.8 million, a 34% increase from $82.5 million in the third quarter of 2006. Net income totaled $25.7 million, or $0.32 per diluted share, compared to $17.1 million, or $0.22 per diluted share, in the third quarter of 2006.
Revenue in the quarter included the impact of reduced pricing on the company’s contracts to provide telephone number portability services in the United States, under the September 2006 amendments to these contracts previously announced by the company. Based on the per—transaction rate that would have applied absent these amendments, this new pricing resulted in a reduction to revenue of approximately $8.3 million for the quarter.
Non-GAAP Adjusted Net Income totaled $30.4 million, or $0.38 per diluted share, compared to $20.1 million, or $0.26 per diluted share, in the third quarter of 2006. Non-GAAP Adjusted Net Income excludes the impact of pre-tax, non-cash, acquisition-related amortization of intangibles and stock-based compensation expense recognized in accordance with FASB Statement No. 123(R). See discussion under the heading “Non-GAAP Reconciliation Table” below.
Discussion of Third Quarter Results
NeuStar’s year-over-year quarterly revenue growth was driven primarily by increases in infrastructure transactions under its contracts to provide telephone number portability services in the United States, its expanded range of DNS services and growth in the use of U.S. Common Short Codes.

Transactions under NeuStar’s contracts to provide telephone number portability services in the United States totaled 83.2 million for the third quarter of 2007, 40% higher than the 59.5 million transactions for the third quarter of 2006. Third quarter 2007 transactions were 7.0 million more than the previous guidance provided on August 2, 2007.
Comparing other third quarter 2007 results to the corresponding period in 2006:
•	Addressing revenue decreased 1% to $28.5 million due predominantly to a decrease in addressing transactions under NeuStar’s contracts to provide number portability services in the United States, which was partially offset by increased use of NeuStar Ultra Services and continued growth in new communication services, such as U.S. Common Short Codes.

•	Interoperability revenue increased 12% to $15.2 million due primarily to the introduction of wireless number portability services in Canada.

•	Infrastructure and other revenue increased 66% to $67.1 million, primarily due to increased demand for NeuStar’s network management services.
Total operating expense for the third quarter of 2007 increased 26% to $68.9 million from $54.6 million in the comparable quarter in 2006. As of September 30, 2007, the company had $146.0 million in cash, cash equivalents and short-term investments, compared to $110.5 million at June 30, 2007 and $58.3 million at December 31, 2006.
Business Outlook for 2007
With the first nine months completed, NeuStar is now able to update its guidance previously provided on August 2, 2007:
•	Full year revenue is forecast to be at the low end of the previously provided range between $428 million and $438 million, representing growth in excess of 28% over 2006.

➢	Included in the full year revenue projection is $8 million to $10 million of revenue from NeuStar Next Generation Messaging, compared to the previous revenue range of $10 million to $13 million provided on August 2, 2007.
•	Full year net income to range between $88 million and $90 million, or between $1.11 and $1.13 per diluted share, reflecting an increase from the previous guidance range of $84 million to $88 million provided on August 2, 2007. Per share calculations are based on an estimated 79.5 million diluted weighted average shares outstanding.

➢	The company’s guidance includes an estimated $17.0 million in pre-tax, non-cash, stock-based compensation expense recognized in accordance with FASB Statement No. 123(R).

•	Full year transactions under the company’s contracts to provide telephone number portability services in the United States are projected to grow in excess of 33% to at least 313 million for the full year 2007 from the 2006 total of 234.4 million transactions. This increased transaction guidance compares to the prior guidance on August 2, 2007 of 300 million transactions.

➢	Transactions in the fourth quarter of 2007 are projected to grow at least 35% from the fourth quarter of 2006 total of 62.2 million transactions.
Non-GAAP Measures
•	Non-GAAP Adjusted Net Income is expected to range between $108 million and $110 million in 2007, compared to 2006 non-GAAP Adjusted Net Income of $84.5 million, an increase in excess of 27%.

•	Non-GAAP Adjusted Net Income per diluted share is projected to range between $1.36 and $1.39 in 2007 compared to non-GAAP Adjusted Net Income per diluted share of $1.08 in 2006, an increase in excess of 25%.
Management Commentary
“We challenged our team at the start of the year to break the $100 million revenue threshold in the third quarter, and I am pleased to say we surpassed it on the strength of both our core business and Ultra services,” said Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer. “In addition to producing outstanding financial results, we made substantial progress in the quarter building a solid foundation of our long-term roadmap for revenue diversification and growth, and continued profitability. This roadmap includes the introduction of new services, the addition of new customers, the launch of mobile instant messaging within a number of operators and continued global expansion as evidenced by our success with the local number portability award in Brazil.”
Jeff Babka, NeuStar’s Chief Financial Officer added, “This quarter, improvements in our year-over-year and sequential revenue growth and profitability were significant. We are now able to reaffirm the low end of our prior revenue guidance range and increase our profitability and NPAC transaction guidance for the year despite lower than previously projected revenue from our NGM business. Our local number portability transactions for the fourth quarter are again expected to increase, driven by the continued strength in network management, and we look forward to a good fourth quarter for Ultra Services revenue, driven by the anticipated growth in holiday season-related ecommerce volume.”

Non-GAAP Reconciliation
The following is a reconciliation of net income to non-GAAP Adjusted Net Income for the three and nine months ended September 30, 2006 and 2007, and the years ended December 31, 2006 and 2007:

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2006	2007	2006	2007	2006	2007(1)
	(in thousands, except per share data)
	(unaudited)

Net income	$17,104	$25,702	$55,341	$62,819	$73,899	$89,000

Add: Amortization of intangibles resulting from acquisitions	1,778	3,696	3,583	11,315	6,160	16,800

Add: Stock-based compensation expense	3,295	4,051	8,650	11,589	11,890	17,000

Add: Adjusted provision for income taxes(2)	(2,085)	(3,060)	(4,930)	(9,139)	(7,401)	(13,689)

Non-GAAP Adjusted Net Income	$20,092	$30,389	$62,644	$76,584	$84,548	$109,111

Non-GAAP Adjusted Net Income per diluted share (3)	$0.26	$0.38	$0.80	$0.97	$1.08	$1.37

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the net income guidance range announced in this press release.

(2)	Non-GAAP Adjusted Net Income per diluted share for the three months ended September 30, 2006 is based on an effective tax rate of 41.1%. Non-GAAP Adjusted Net Income for the three months ended September 30, 2007 is based on an effective tax rate of 39.5%. Non-GAAP Adjusted Net Income per diluted share for the nine months ended September 30, 2006 is based on an effective tax rate of 40.3%. Non-GAAP Adjusted Net Income for the nine months ended September 30, 2007 is based on an effective tax rate of 39.9%. Non-GAAP Adjusted Net Income for the year ended December 31, 2006 is based on an effective tax rate of 41.0%. Non-GAAP Adjusted Net Income for the year ended December 31, 2007 is based on an estimated effective tax rate of 40.5%.

(3)	Non-GAAP Adjusted Net Income per diluted share for the three months ended September 30, 2006 is based on weighted average diluted shares outstanding of 78.4 million. Non-GAAP Adjusted Net Income per diluted share for the three months ended September 30, 2007 is based on weighted average diluted shares outstanding of 79.3 million. Non-GAAP Adjusted Net Income per diluted share for the nine months ended September 30, 2006 is based on weighted average diluted shares outstanding of 78.1 million. Non-GAAP Adjusted Net Income per diluted share for the nine months ended September 30, 2007 is based on weighted average diluted shares outstanding of 79.1 million. Non-GAAP Adjusted Net Income per diluted share for the year ended December 31, 2006 is based on weighted average diluted shares outstanding of 78.3 million. Non-GAAP Adjusted Net Income per diluted share for the year ended December 31, 2007 is based on estimated weighted average diluted shares outstanding of 79.5 million.
Non-GAAP Adjusted Net Income and non-GAAP Adjusted Net Income per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures will enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results from period to period.

However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides these historical and forward-looking reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.
Conference Call
As announced on October 16, 2007, NeuStar will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz), or via telephone by dialing (888) 211-9968 (international callers dial (913) 312-1499). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern) Thursday, November 8, 2007 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 5469618, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of our acquisitions, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
	(unaudited)
Revenue:
Addressing	$28,645	$28,451	$75,507	$82,311
Interoperability	13,550	15,191	40,911	43,153
Infrastructure and other	40,314	67,115	124,517	182,434

Total revenue	82,509	110,757	240,935	307,898

Operating expense:
Cost of revenue (excluding depreciation and
amortization shown separately below)	21,591	24,093	62,422	70,417
Sales and marketing	12,185	16,317	32,754	52,602
Research and development	4,625	5,977	12,782	19,297
General and administrative	9,966	12,978	25,551	35,018
Depreciation and amortization	6,212	9,498	16,493	27,937

	54,579	68,863	150,002	205,271

Income from operations	27,930	41,894	90,933	102,627
Other (expense) income:
Interest expense	(240)	(504)	(927)	(1,218)
Interest and other income	1,328	1,123	2,729	3,196

Income before minority interest and income taxes	29,018	42,513	92,735	104,605
Minority interest	—	—	(95)	—

Income before income taxes	29,018	42,513	92,640	104,605
Provision for income taxes	11,914	16,811	37,299	41,786

Net income	$17,104	$25,702	$55,341	$62,819

Net income per common share:
Basic	$0.23	$0.34	$0.77	$0.83

Diluted	$0.22	$0.32	$0.71	$0.79

Weighted average common shares outstanding:
Basic	73,042	76,461	71,849	75,664

Diluted	78,399	79,272	78,096	79,120

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2006	2007
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$58,252	$146,006
Restricted cash	—	139
Accounts receivable, net and unbilled receivables	53,918	72,100
Prepaid expenses and other current assets	14,971	19,997
Income taxes receivable	893	3,081
Deferred tax assets	7,641	15,519

Total current assets	135,675	256,842

Property and equipment, net	42,678	51,727
Goodwill and intangible assets, net	257,051	244,043
Deferred tax assets, long-term	4,500	—
Other non-current assets	8,355	10,787

Total assets	$448,259	$563,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$53,079	$48,121
Deferred revenue	22,923	32,384
Notes payable and capital lease obligations	5,135	5,048
Accrued restructuring reserve	368	401
Other liabilities	200	100

Total current liabilities	81,705	86,054

Deferred revenue, long-term	17,921	18,023
Notes payable and capital lease obligations, long-term	3,925	9,298
Accrued restructuring reserve, long-term	2,206	1,899
Deferred tax liabilities, long-term	—	1,912
Other liabilities, long-term	1,356	3,301

Total liabilities	107,113	120,487

Total stockholders’ equity	341,146	442,912

Total liabilities and stockholders’ equity	$448,259	$563,399

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